Exhibit 99.1

Contact:	Jim Ankner (News Media)
(O): (212) 770-3277
(C): (917) 882-7677

Liz Werner (Investment Community)
(O): (212) 770-7074

AIG ANNOUNCES PROPOSED SALE OF ORDINARY SHARES

OF AIA GROUP LIMITED

NEW YORK, September 6, 2012 — American International Group, Inc. (NYSE: AIG) announced today that it has commenced a sale in Hong Kong of up to $2 billion worth of ordinary shares of AIA Group Limited (AIA) by means of a placing to certain institutional investors. AIG expects to use the net proceeds from the placing of AIA ordinary shares for general corporate purposes, which may include share repurchases or other capital management. Immediately following the sale, AIA Aurora LLC, a wholly-owned subsidiary of AIG, expects to transfer all of its remaining interest in AIA to its parent, AIG.

The ordinary shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

Additionally, AIG’s Board of Directors has authorized the repurchase of shares of AIG’s Common Stock, par value $2.50 per share, in an aggregate amount of up to $5 billion. This authorization replaces all prior Common Stock repurchase authorizations and is limited to repurchases from the United States Department of the Treasury. There can be no assurance that the United States Department of the Treasury will effect such an offering of Common Stock, or the amount of Common Stock, if any, that AIG may repurchase in connection therewith.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary shares, nor shall there be any sale of the ordinary shares in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is not for distribution or release in or into the Hong Kong Special Administrative Region of the People’s Republic of China.

#         #         #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the AIA ordinary shares, or, if completed, what the net proceeds will be from the placing. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

#         #         #

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.